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                                                        Exhibit 24(b)(9)(c)(i)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201



May 1, 1997



BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Attn:  J. David Huber

               Re:  The Kent Funds (the "Trust")


Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Transfer Agency Agreement dated October 7, 1996 ("Agreement") between BISYS Fund Services, Inc. ("BISYS") and the Trust, that BISYS perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to BISYS for its services is the portfolio's pro rata share of the amount set forth in Schedule C of the Agreement.


                                   PORTFOLIO

                     The Kent Government Money Market Fund


     Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                           Very truly yours,

                                           THE KENT FUNDS


                                           By: ____________________

                                           Title: _________________


Agreed to and Accepted:

BISYS FUND SERVICES, INC.


By: __________________________

Title: _______________________